UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________________
FORM 8-K
 _____________________________________________

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 11, 2016

_____________________________________________
MPLX LP
(Exact name of registrant as specified in its charter)

_____________________________________________

Delaware	001-35714	27-0005456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 E. Hardin Street Findlay, Ohio	45840
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(419) 672-6500
(Former name or former address, if changed since last report.)
 _____________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On March 14, 2016, MPLX LP (the “Partnership”) entered into a Membership Interests Contribution Agreement (the “Contribution Agreement”) with MPLX GP LLC (the “General Partner”), MPLX Logistics Holdings LLC (“MPLX Logistics”) and MPC Investment LLC (“MPC Investment”), each a wholly-owned subsidiary of Marathon Petroleum Corporation (“MPC”). Pursuant to the Contribution Agreement, the Partnership agreed to acquire from MPC Investment for equity consideration valued at approximately $600 million (the “Equity Consideration”), all of the limited liability company interests of Hardin Street Marine LLC (“HSM”), through a series of intercompany contributions (the “Transaction”). HSM owns MPC’s inland marine business. The inland marine business, comprised of 18 tow boats and 205 barges, transports light products, heavy oils, crude oil, renewable fuels, chemicals and feedstocks in the Midwest and U.S. Gulf Coast regions, and accounts for nearly 60% of the total volumes MPC ships by inland marine vessels.

In exchange for all of the limited liability company interests of HSM, the Partnership will issue the Equity Consideration consisting of (i) 22,534,002 common units representing limited partner interests in the Partnership (“Common Units”) to be issued to MPLX Logistics and (ii) 459,878 general partner units to be issued to the General Partner in order to maintain its 2% general partner interest in the Partnership. MPLX Logistics has agreed to waive distributions on the Common Units issued in connection with the Transaction for the Partnership’s first quarter 2016 cash distribution, and the General Partner will not be entitled to receive general partner distributions or incentive distribution rights that would otherwise accrue on such Common Units with respect to the Partnership’s first quarter 2016 cash distribution.

The Contribution Agreement contains customary representations and warranties as well as customary indemnification obligations among the parties. Subject to standard closing conditions, the Transaction is expected to close March 31, 2016.

The foregoing description of the Contribution Agreement is not complete and is qualified in its entirety by reference to the full text of the Contribution Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Relationships

The General Partner manages the Partnership’s operations and activities through the General Partner’s officers and directors. Each of the General Partner, MPLX Logistics and MPC Investment is a wholly-owned subsidiary of MPC. As a result, certain individuals, including officers of MPC and officers and directors of the General Partner, serve as officers and/or directors of one or more of such entities. Prior to giving effect to the common units to be issued pursuant to the Transaction, MPC indirectly owns 56,932,134 common units, representing approximately 18.4% of the common units outstanding as of March 14, 2016. MPC also owns an indirect 2% general partner interest in the Partnership and all of the Partnership’s incentive distribution rights through its ownership of the General Partner.

The terms of the Contribution Agreement were approved on behalf of the Partnership by the conflicts committee and the board of directors of the General Partner. The conflicts committee, which is comprised of independent members of the board of directors of the General Partner, retained independent legal and financial advisors to assist it in evaluating and negotiating the Transaction.

Item 3.02	Unregistered Sales of Equity Securities.

On March 11, 2016, the General Partner elected to maintain its 2% general partner interest in the Partnership and purchased 245,901 general partner units for $6,479,994 in cash. The general partner units were issued in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933.

The description in Item 1.01 above of the Partnership’s issuance of common units to MPLX Logistics and general partner units to the General Partner in connection with the Transaction is incorporated into this Item 3.02 by reference, insofar as such information relates to the sale of unregistered equity securities. The sale and issuance of the common units to MPLX Logistics and general partner units to the General Partner in connection with the Transaction is exempt from registration under Section 4(a)(2) of the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Membership Interests Contribution Agreement, dated March 14, 2016, between MPLX LP, MPLX Logistics Holdings LLC, MPLX GP LLC and MPC Investment LLC

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPLX LP

	By:	MPLX GP LLC, its General Partner

Date: March 17, 2016	By:	/s/ Nancy K. Buese
Name: Nancy K. Buese
Title: Executive Vice President and Chief Financial Officer

Exhibit Number	Description

2.1	Membership Interests Contribution Agreement, dated March 14, 2016, between MPLX LP, MPLX Logistics Holdings LLC, MPLX GP LLC and MPC Investment LLC